                                                                     Exhibit 3.2


                                MATEC Corporation

                 Amendment to By-Laws - effective March 14, 2000


                                   ARTICLE II
                                  STOCKHOLDERS

                  Section 2. Annual Meetings. An annual meeting of stockholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held in May on such date and at such time as the Board of Directors each year shall fix.